EX-99.16.c

CERTIFICATE OF SECRETARY

The undersigned Secretary for Aberdeen Funds (the “Trust”) hereby certifies that the Board of Trustees of the Trust duly adopted the following resolution on October 2, 2017:

RESOLVED, that the Board of Directors of the Acquiring Fund hereby approve and authorize the use of the Powers of Attorney, presented to and executed by this Board and certain Officers of the Acquiring Fund appointing Alan Goodson, Christian Pittard, Megan Kennedy and Lucia Sitar as attorneys-in-fact for the purpose of filing the Registration Statement (to be used in connection with the Reorganizations) and any amendments thereto under the Securities Act and the 1940 Act with the SEC, and the attorneys-in-fact listed in such Powers of Attorney are hereby authorized to act in accordance with such Powers of Attorney for the purposes described in the Powers of Attorney.

Dated: October 3, 2017
/s/ Megan Kennedy
Megan Kennedy
Secretary